UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 23, 2009

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lyne Separation Agreement

On January 23, 2009, GSI Group Inc. (the “Company”) accepted the voluntary resignation of Daniel Lyne from his position as the Company’s General Counsel, effective as of January 23, 2009 (the “Effective Date”). On the Effective Date, in connection with Mr. Lyne’s resignation and his related termination of employment with the Company, Mr. Lyne and the Company entered into a Separation Agreement (the “Lyne Separation Agreement”). Pursuant to the Lyne Separation Agreement, Mr. Lyne will receive (i) all earned salary and a payment for unused vacation time until October 28, 2008 (the “Benefit Calculation Date”), (ii) severance pay equal to nine months base salary, less applicable withholdings, in the form of a lump sum payment of $145,745.70, to be paid within fourteen days of the Effective Date, plus payments in the amount of $50,257.30 which have already been paid, and (iii) a bonus payment in the amount of $78,793, which represents fifty percent of Mr. Lyne’s target bonus for 2008, to be paid no later than March 15, 2009. Any and all stock options and restricted stock grants shall continue to be governed exclusively under the terms of the plans and granting agreements under which such grants were originally made to Mr. Lyne. The Lyne Separation Agreement further provides that Mr. Lyne and his family shall be entitled to receive health benefits for a period of nine months beginning on the Benefit Calculation Date, unless Mr. Lyne is earlier eligible to receive health benefits under the plans of his subsequent employer. The receipt of certain severance benefits described above is conditioned upon Mr. Lyne executing and not revoking a general release of claims in favor of the Company and a wavier of any claims by Mr. Lyne under the Age Discrimination In Employment Act of 1967 (the “ADEA”).

Pursuant to the Lyne Separation Agreement, Mr. Lyne has agreed to a nine month non-competition covenant and a one-year non-solicitation covenant, each beginning on the Benefit Calculation Date, as well as a customary confidentiality covenant. Additionally, following the Benefit Calculation Date, Mr. Lyne has agreed to cooperate with the Company’s reasonable requests for information in connection with legal or governmental matters to which the Company is a party.

Bowen Separation Agreement

On November 3, 2008, the Company previously announced the termination of Robert Bowen’s employment as the Company’s Chief Financial Officer as of October 27, 2009 (the “Bowen Termination Date”). On January 23, 2009, in connection with Mr. Bowen’s termination of employment with the Company, Mr. Bowen and the Company entered into a Separation Agreement (the “Bowen Separation Agreement”). Pursuant to the Bowen Separation Agreement, Mr. Bowen will receive (i) all earned salary and a payment for unused vacation time to the Bowen Termination Date, (ii) severance pay equal to twelve months base salary, less applicable withholdings, in the form of a lump sum payment of $254,672, to be paid within fourteen days of January 23, 2009, plus payments in the amount of $60,500 which have already been paid, and (iii) a bonus payment in the amount of $78,793, which represents fifty percent of Mr. Bowen’s target bonus for 2008, to be paid no later than March 15, 2009. Any and all stock options or restricted stock grants shall continue to be governed exclusively under the terms of the plans and granting agreements under which such grants were originally made to Mr. Bowen. The receipt of certain severance benefits described above is conditioned upon Mr. Bowen executing and not revoking a general release of claims in favor of the Company and a wavier of any claims by Mr. Bowen under the ADEA.

Pursuant to the Bowen Separation Agreement, Mr. Bowen has agreed to a twelve month non-competition and non-solicitation covenant beginning on the Bowen Termination Date, as well as a customary confidentiality covenant. Additionally, following the Termination Date, Mr. Bowen has agreed to cooperate with the Company’s reasonable requests for information in connection with legal or governmental matters to which the Company is a party, including the Audit Committee’s ongoing review of the revenue recognition of certain sales transactions in the Company’s Semiconductor Systems Segment, as well as other sales transactions with multiple deliverables in fiscal years 2007 and 2008.

The foregoing descriptions of the Lyne Separation Agreement and Bowen Separation Agreement are qualified in their entirety by reference to the actual agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement, by and between Daniel Lyne and GSI Group Inc., dated as of January 23, 2009.

10.2	Separation Agreement, by and between Robert Bowen and GSI Group Inc., dated as of January 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

GSI Group Inc.

By:	/s/ Sergio Edelstein
Sergio Edelstein President and Chief Executive Officer

Date: January 29, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Agreement, by and between Daniel Lyne and GSI Group Inc., dated as of January 23, 2009.

10.2	Separation Agreement, by and between Robert Bowen and GSI Group Inc., dated as of January 23, 2009.